Exhibit 4.3

______________________________________________________________________________

PLEDGE AND SECURITY AGREEMENT

dated as of

July 16, 2024

among

ASCEND WELLNESS HOLDINGS, INC.

and

CERTAIN OF ITS SUBSIDIARIES,
as the Initial Grantors,

and

ODYSSEY TRUST COMPANY

as Collateral Trustee

______________________________________________________________________________

TABLE OF CONTENTS
PAGE
ARTICLE I    DEFINITIONS    4
Section 1.01.    Construction    4
Section 1.02.    Other Defined Terms    4
ARTICLE II    PLEDGE OF SECURITIES    7
Section 2.01.    Pledge    7
Section 2.02.    Delivery of the Pledged Collateral    8
Section 2.03.    Representations, Warranties and Covenants    9
Section 2.04.    Certification of Limited Liability Company and Limited Partnership
    Interests    10
Section 2.05.    Registration in Nominee Name; Denominations    11
Section 2.06.    Voting Rights; Dividends and Interest    11
ARTICLE III    SECURITY INTERESTS IN PERSONAL PROPERTY    13
Section 3.01.    Security Interest    13
Section 3.02.    Representations and Warranties    14
Section 3.03.    Covenants    15
Section 3.04.    Other Actions    17
ARTICLE IV    REMEDIES    18
Section 4.01.    Remedies upon Default    18
Section 4.02.    Application of Proceeds    19
Section 4.03.    Grant of Intellectual Property Licenses    20
Section 4.04.    Securities Act, Etc.    21
Section 4.05.    Limitation on Duty of the Collateral Trustee    22
ARTICLE V    SUBROGATION AND SUBORDINATION    22
Section 5.01.    Contribution and Subrogation    22
Section 5.02.    Subordination    22
ARTICLE VI    MISCELLANEOUS    23
Section 6.01.    Notices    23
Section 6.02.    Waivers; Amendment    23
Section 6.03.    Collateral Trustee’s Fees and Expenses; Indemnification    23
Section 6.04.    Successors and Assigns    24
Section 6.05.    Survival of Agreement    24

Section 6.06.    Counterparts; Effectiveness; Several Agreement    25
Section 6.07.    Severability    26
Section 6.08.    Right of Set-Off    26
Section 6.09.    Governing Law; Jurisdiction    26
Section 6.10.    WAIVERS    27
Section 6.11.    Headings    27
Section 6.12.    Service of Process    27
Section 6.13.    Security Interest Absolute    27
Section 6.14.    Termination or Release    28
Section 6.15.    Additional Grantors    28
Section 6.16.    Collateral Trustee Appointed Attorney-in-Fact    29
Section 6.17.    General Authority of the Collateral Trustee    30
Section 6.18.    Savings Provisions    30

Schedules
SCHEDULE I     Perfection Certificate

Exhibits
EXHIBIT I         Form of Security Agreement Supplement
EXHIBIT II         Form of Short Form Intellectual Property Security Agreement

PLEDGE AND SECURITY AGREEMENT
This PLEDGE AND SECURITY AGREEMENT, dated as of July 16, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Security Agreement”) made by and among each of the undersigned grantors listed on the signature pages hereto (collectively, the “Initial Grantors”), and each Subsidiary of the Issuer (as hereinafter defined) that becomes a party hereto from time to time party hereto by execution of a joinder agreement as grantors (each, an “Additional Grantor” and together with the Initial Grantors, in such capacities and together with any successors in such capacities, the “Grantors”, and each, a “Grantor”), and each of the undersigned pledgors listed on the signature pages hereto (collectively, the “Initial Pledgors”) and each Subsidiary of the Issuer (as hereinafter defined) that becomes a party hereto from time to time party hereto by execution of a joinder agreement as pledgors (each, an “Additional Pledgor” and together with the Initial Pledgors and the Grantors, in such capacities and together with any successors in such capacities, the “Pledgors”, and each, a “Pledgor”), in favor of Odyssey Trust Company (“Odyssey”), in its capacity as Indenture Trustee for the benefit of the Noteholders pursuant to the Indenture (as hereinafter defined), as pledgee, assignee, Collateral Trustee and secured party (Odyssey in such capacities and together with any successors in such capacities, the “Collateral Trustee”).
RECITALS
WHEREAS, Ascend Wellness Holdings, Inc., a Delaware corporation (the “Issuer”) and the Collateral Trustee are party to that certain Trust Indenture, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”);
WHEREAS, subject to the terms of the Indenture, the Issuer has duly authorized the issuance of up to $235 million aggregate principal amount of 12.75% senior secured notes due July 16, 2029 (the “Notes”), which shall be issued to certain holders (each a “Noteholder” and, collectively, the “Noteholders”);
WHEREAS, each Grantor is executing and delivering this Security Agreement pursuant to and in accordance with the terms of the Indenture to induce the Noteholders to purchase the Notes;
WHEREAS, each Grantor is a direct or indirect Subsidiary of the Issuer and will derive substantial direct and indirect benefit from the issuance and sale of securities pursuant to the Indenture and pursuant to the terms of that certain Guaranty dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”) is willing to guarantee the Liabilities (as defined in the Guaranty) as security for the Guaranty and execute and deliver this Security Agreement in order to induce the Noteholders to purchase the Notes;
WHEREAS, this Security Agreement is given by each Grantor in favor of the Collateral Trustee for the ratable benefit of the Noteholders to secure the payment and performance of all of the Note Obligations (as defined in the Indenture); and

WHEREAS the foregoing recitals are made as representations and statements of fact by the Grantors and not by the Collateral Trustee;
NOW THEREFORE, in consideration of the foregoing premises, the mutual terms contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:
ARTICLE I

Definitions
Section 1.01.    Construction.
ARTICLE ICapitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or as the context may require, the Guaranty. All capitalized terms referred to herein that are defined in Article 9 or Article 8 of the New York UCC (as defined herein) and not defined in this Security Agreement have the meanings specified in Article 9 or Article 8 of the New York UCC, as the context may require (including without limitation, as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” “Securities Entitlement,” “Supporting Obligation” and “Tangible Chattel Paper”); provided, however, that if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Trustee’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions, such terms and provisions shall be construed in accordance with the Uniform Commercial Code as in effect from time to time in such other jurisdiction.
(a) Capitalized terms used in this Security Agreement and not otherwise defined herein have the meanings specified in the Indenture or, if not defined in the Indenture, in any other Note Document, as applicable.
Section 1.02.    Other Defined Terms. As used in this Security Agreement, the following terms have the meanings specified below:
“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to, or on account of, an Account.
“Accounts” has the meaning specified in Article 9 of the New York UCC.
“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 3.03(g)(iv).
“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Certificated Security” has the meaning specified in Article 8 of the New York UCC.
“Claiming Party” has the meaning assigned to such term in Section 5.01.
“Collateral” means the Article 9 Collateral and the Pledged Collateral.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Collateral Trustee, executed and delivered by a Note Party or one of its Subsidiaries and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).
“Contributing Party” has the meaning assigned to such term in Section 5.01.
“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations in the United States Copyright Office, including those listed on Schedule 8B of the Perfection Certificate.
“Excluded Property” has the meaning set forth in the Indenture.
“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.
“General Intangibles” has the meaning specified in Article 9 of the New York UCC and includes, without limitation, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap agreements, licenses, whether entered into as licensor or licensee, and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, as the case may be, to secure payment by an Account Debtor of any of the Accounts.
“Grantor” means, collectively, the Initial Grantors and any Person that executes and delivers a Security Agreement Supplement pursuant to Section 6.15.
“Indenture” has the meaning assigned to such term in the recitals hereto.
“Initial Grantors” has the meaning assigned to such term in the preamble hereto.
“Intellectual Property” means all intellectual property arising under applicable law now owned or hereafter acquired by any Grantor, including, without limitation, Patents, Copyrights, Trademarks, know-how, show-how and any other proprietary data or information, the intellectual property rights in software, databases, any registrations and applications for registrations related to the foregoing, as applicable, and any related documentation and all improvements to any of the foregoing.

“Intellectual Property Collateral” means the Collateral constituting Intellectual Property.
“Intercreditor Agreement” means that certain First Lien Intercreditor Agreement dated as of July 16, 2024 by and among the Collateral Trustee, Acquiom Agency Services, LLC, as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined therein), and the other Grantors (as defined therein) party thereto.
“Issuer” has the meaning assigned to such term in the recitals hereto.
“Material Contract” means each contract identified in Schedule 11 of the Perfection Certificate, as any such contract may be amended, supplemented, restated or otherwise modified from time to time.
“Material Licenses” means any license, permit, approval, entitlement, consent, agreement or similar permission from a governmental authority that is required for Issuer or any of its Subsidiaries to conduct marijuana related activities (for which it is actually conducting such marijuana related activities) in a specific state, territory, geographic region, and/or local jurisdiction. For purposes of this definition only, neither the U.S. Federal government nor any agency thereof shall constitute a governmental authority.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all patents of the United States or the equivalent thereof in any other country, all registrations thereof, and all applications for patent of the United States or the equivalent thereof in any other country, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 8A to the Perfection Certificate, and (b) all reissues, continuations, divisionals, continuations-in-part, or extensions thereof, and the inventions disclosed or claimed therein.
“Perfection Certificate” means, the perfection certificate dated as of the date hereof, completed with the schedules and attachments contemplated thereby, duly executed by the Issuer and the other Initial Grantors and attached as Schedule I hereto, as supplemented by each Perfection Certificate Supplement.
“Perfection Certificate Supplement” has the meaning specified in Section 3.03(c).
“Permitted Liens” means Liens expressly permitted pursuant to Section 6.6 of the Indenture.
“Pledged Collateral” has the meaning assigned to such term in Section 2.01.
“Pledged Debt” has the meaning assigned to such term in Section 2.01.
“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Securities Laws” has the meaning assigned to such term in Section 4.04.
“Security Agreement Supplement” means an instrument in, or substantially in, the form attached as Exhibit I hereto.
“Security Interest” has the meaning assigned to such term in Section 3.01(a).
“Specified Contracts” means (i) each Material License and (ii) each Material Contract.
“State Securities Laws” has the meaning assigned to such term in Section 4.04.
“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers, now owned or hereafter acquired, and all registrations and applications filed in connection therewith, including registrations and applications for registration in the United States Patent and Trademark Office or any similar offices in any other country, and all renewals thereof, including those listed on Schedule 8A and Schedule 8D to the Perfection Certificate, and (b) all goodwill associated therewith or symbolized thereby.
ARTICLE II

Pledge of Securities
Section 2.01.    Pledge. As security for the payment and performance in full of the Note Obligations, including the obligations of the Grantors under the Guaranty and in accordance with and subject to the terms of the Intercreditor Agreement, each Pledgor hereby pledges to the Collateral Trustee, its successors and permitted assigns, for the benefit of the Noteholders, and hereby grants to the Collateral Trustee, its successors and permitted assigns, for the benefit of the Noteholders, a security interest in, all of such Pledgor’s right, title and interest in, to and under and whether now or hereafter existing or arising (i) with respect to each Pledgor, all Equity Interests held by it on the date hereof in the Issuer and any Subsidiary of the Issuer, including, without limitation, the Equity Interests listed on Schedule 5 to the Perfection Certificate, and, with respect to each Pledgor, any other Equity Interests in any Subsidiary of such Pledgor in the future held by such Pledgor, including, without limitation, in each case, all depositary shares and other rights in respect of such Equity Interests, all shares of stock, certificates (if any), instruments or other documents evidencing or representing such Equity Interests, all membership, partnership and similar Equity Interests issued to such Pledgor, in each case whether now owned or hereafter acquired and whether certificated or uncertificated (collectively, the “Pledged Equity”); (ii) with respect to each Pledgor, (A) the debt securities owned by it on the date hereof including, without limitation, the debt securities listed opposite the name of such Pledgor on Schedule 6 to the Perfection Certificate, (B) any debt securities obtained in the future by such Pledgor and (C) the promissory notes and any other instruments evidencing such debt securities (the debt securities referred to in clauses (A), (B) and (C) of this clause (ii) are collectively referred to as the “Pledged Debt”); (iii) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (iv) subject to Section 2.06, all rights, powers and privileges of such Pledgor with respect to the securities and other property referred to in clauses (i), (ii) and (iii) above, including, without limitation, all economic rights, all control rights, authority, and powers, all status rights of such Pledgor as a member, shareholder, or other owner (as applicable), and all rights and interests, if any, to participate in the management of each applicable issuer of the Pledged Collateral; and (v) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (v) above being collectively referred to as the “Pledged Collateral”); provided, however, that the Pledged Collateral shall not include any Excluded Property.
Section 2.02.    Delivery of the Pledged Collateral.
(a)To the extent permitted by and in accordance with the terms of the Intercreditor Agreement, each Pledgor agrees (i) with respect to any Pledged Equity represented by Certificated Securities owned by any Initial Pledgor on the date hereof to deliver such Certificated Securities on the date hereof, (ii) with respect to Pledged Equity represented by Certificated Securities owned by any Pledgor (other than an Initial Pledgor) within five (5) Business Days after the date on which it signs and delivers a Security Agreement Supplement (or such later time as the Collateral Trustee may agree), as applicable, and (iii) with respect to Pledged Equity represented by Certificated Securities acquired by any Pledgor after the date on which it becomes a Pledgor hereunder, within sixty (60) days (or such later time as the Collateral Trustee may agree) of receipt thereof, to deliver or cause to be delivered to the Collateral Trustee, for the benefit of the Noteholders, such Pledged Equity represented by Certificated Securities. For the avoidance of doubt, uncertificated securities, but only for so long as such securities remain uncertificated, are not required to be delivered to the Collateral Trustee under this clause (a). Pledged Equity represented by Certificated Securities delivered to the Collateral Trustee in accordance with this clause (a) shall, to the extent not prohibited by the Intercreditor Agreement, be accompanied by stock transfer powers duly executed in blank, or other instruments of transfer reasonably satisfactory to the Collateral Trustee.
(b)To the extent permitted by and in accordance with the terms of the Intercreditor Agreement, (i) each Grantor will cause any Pledged Debt having a principal amount in excess of $250,000 individually owed to such Grantor by any Person and (ii) each Grantor will cause any intercompany loans owed by the Issuer or any of its Subsidiaries to such Grantor, in each case, to be evidenced by a duly executed promissory note (or pursuant to a global note) to be pledged and delivered to the Collateral Trustee, for the benefit of the Noteholders, pursuant to the terms hereof. Pledged Debt represented by a promissory note or instrument delivered to the Collateral Trustee in accordance with this clause (b) shall, subject to the terms of the Intercreditor Agreement, be accompanied by note transfer powers duly executed in blank, or other instruments of transfer reasonably satisfactory to the Collateral Trustee.
Section 2.03.    Representations, Warranties and Covenants. Each Pledgor represents, warrants and covenants to and with the Collateral Trustee, for the benefit of the Noteholders, that:

(a)it has good record and marketable title to the Pledged Collateral with respect to which it has purported to grant a Security Interest hereunder free and clear of all Liens, other than Permitted Liens, except to the extent that a failure to have such good record and marketable title to such Pledged Collateral could not reasonably be expected to have a material adverse effect, and has full power and authority to grant to the Collateral Trustee the Security Interest in such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Security Agreement, without the consent or approval of any other Person except for the approvals and consents which have been duly obtained, taken, given or made and are in full force and effect;
(b)any Pledged Equity and Pledged Debt with respect to which it has purported to grant a Security Interest hereunder has been duly and validly authorized and issued by it and (i) in the case of any such Pledged Equity, is fully paid and, in the case of any such Pledged Equity representing corporate interests, nonassessable and (ii) in the case of any such Pledged Debt, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity;
(c)except for the security interests granted hereunder or as permitted by the Note Documents (including for the avoidance of doubt, the Intercreditor Agreement), it (i) is and will continue to be the direct owner, beneficially and of record, of the Pledged Collateral with respect to which it has purported to grant a Security Interest hereunder, (ii) shall hold the same free and clear of all Liens other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien (other than Permitted Liens) on, the Pledged Collateral and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens) however arising, of all Persons whomsoever, in each case, subject to any transfers made in compliance with the Note Documents (including, for the avoidance of doubt, the Intercreditor Agreement);
(d)except for restrictions and limitations imposed, or as permitted, by the Note Documents (including for the avoidance of doubt, the Intercreditor Agreement), or securities or other laws, statutes and regulations generally, the Pledged Collateral with respect to which it has purported to grant a Security Interest hereunder is and will continue to be freely transferable and assignable, and none of the Pledged Collateral issued by a Grantor or a wholly owned Subsidiary thereof with respect to which it has purported to grant a Security Interest hereunder is or will be subject to any option, right of first refusal, shareholders agreement, organizational document provisions or contractual restriction that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Noteholders the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Trustee of its rights and remedies hereunder; and
(e)in the case of the Pledged Debt, and only as permitted by the Intercreditor Agreement, when the promissory notes or instruments representing the Pledged Debt are delivered to the Collateral Trustee together with appropriate transfer powers, and UCC financing statements in the appropriate form are filed in respect of the applicable Pledgors in the offices of secretaries of state of those states specified in paragraph 1(a) of the Perfection Certificate, to the extent perfection can be obtained by the deposit of the promissory notes and instruments and the filing of UCC financing statements, the Collateral Trustee (for the benefit of the Noteholders) shall have a fully perfected Lien on, and security interest in all right, title and interest of the relevant Pledgor’s in such Pledged Debt and, subject to Section 9-315 of the UCC, the proceeds thereof, as security for the Note Obligations, prior and superior in right to any other Person (except for Permitted Liens).
Section 2.04.    Certification of Limited Liability Company and Limited Partnership Interests.
(a)Each Pledgor shall ensure that no Subsidiary of such Pledgor that is a partnership or a limited liability company, in each case, that has not opted into Article 8 of the relevant Uniform Commercial Code shall grant “control” for purposes of Section 8-106 of the UCC of the applicable jurisdiction of any uncertificated Equity Interests to any Person (other than the Collateral Trustee).
(b)Each Pledgor shall ensure that no interest in any limited liability company or limited partnership directly controlled by any Pledgor that constitutes Pledged Equity is represented by a certificate unless such Pledged Equity is a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction. If, notwithstanding the foregoing, the Pledgors obtain knowledge that any Pledged Equity that is not such a “security” is certificated, then the Pledgors shall, to the extent permitted by and subject to the terms of the Intercreditor Agreement, either destroy any such certificate or deliver any such certificate to the Collateral Trustee in accordance with Section 2.02. If any limited liability company or limited partnership controlled by any Pledgor that constitutes Pledged Equity includes in its limited liability company agreement or partnership agreement that any interests in such limited liability company or such limited partnership are a “security” as defined under Article 8 of the UCC, the applicable Pledgor shall, to the extent permitted by and subject to the terms of the Intercreditor Agreement, promptly certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by any Pledgor and pledged under Section 2.01 is certificated or becomes certificated and in either case is a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, (i) each such certificate shall be delivered in accordance Section 2.02 and (ii) such Pledgor shall fulfill all other requirements under Section 2.02 applicable in respect thereof.
(c)Each Pledgor whose Equity Interests are granted by another Pledgor hereunder (i) consents to the grant by such other Pledgor to the Collateral Trustee of a security interest in all Pledged Collateral and (ii) without limiting the foregoing and notwithstanding anything in the contrary in any partnership agreement or limited liability company agreement governing any Pledged Equity, (A) to the extent not otherwise prohibited by the Intercreditor Agreement, consents to the transfer of any Pledged Collateral to the Collateral Trustee or its nominee following an Event of Default and (B) to the substitution of the Collateral Trustee or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

Section 2.05.    Registration in Nominee Name; Denominations.
If an Event of Default shall occur and be continuing, the Collateral Trustee, on behalf of the Noteholders, shall have the right (in its sole and absolute discretion) to (a) hold the Pledged Collateral in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Trustee and (b) exchange any certificate or instrument representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, and each Pledgor will promptly give to the Collateral Trustee copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Pledgor.
Section 2.06.    Voting Rights; Dividends and Interest.
(a)Unless and until an Event of Default shall have occurred and be continuing and the Collateral Trustee shall have provided notice to such Pledgor (which may be contemporaneous) that the Collateral Trustee is exercising remedies under this Section 2.06:
(i)Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner or holder of Pledged Collateral or any part thereof for any purpose consistent with, or permitted by, the terms of this Security Agreement and the Note Documents.
(ii)The Collateral Trustee shall execute and deliver to each Pledgor, or cause to be executed and delivered to each Pledgor, at the expense of such Pledgor, all such proxies, powers of attorney and other instruments as each Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subclause (i) above.
(iii)Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Note Documents and applicable laws; provided, that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Collateral Trustee and the Noteholders in accordance with the terms of this Security Agreement and shall be forthwith delivered to the Collateral Trustee in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Trustee). So long as no Event of Default has occurred and is continuing, the Collateral Trustee shall promptly deliver to each Pledgor, at the expense of such Pledgor, any Pledged Collateral in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Collateral permitted by the Note Documents in accordance with this Section 2.06(a)(iii).
(b)Upon the occurrence and during the continuance of an Event of Default and notice from the Collateral Trustee (which may be contemporaneous) that it is exercising remedies under this Section 2.06, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to subclause (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become immediately vested in the Collateral Trustee, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.06 shall be held for the benefit of the Collateral Trustee, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Trustee upon request in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Trustee). Any and all money and other property paid over to or received by the Collateral Trustee pursuant to the provisions of this clause (b) shall be retained by the Collateral Trustee in an account to be established by the Collateral Trustee upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 7.6 of the Indenture, subject to the terms of the Intercreditor Agreement. After all Events of Default have been cured or waived and Issuer has delivered to the Collateral Trustee a certificate to that effect, the Collateral Trustee shall promptly repay to each Pledgor all dividends, principal or other distributions (without interest thereon) that such Pledgor would otherwise be permitted to retain pursuant to the terms of subclause (a)(iii) of this Section 2.06 and that remain in such account.
(c)Upon the occurrence and during the continuance of an Event of Default and notice from the Collateral Trustee (which may be contemporaneous) that it is exercising remedies under this Section 2.06, then all rights of any Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to subclause (a)(i) of this Section 2.06, and the obligations of the Collateral Trustee under subclause (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become immediately vested in the Collateral Trustee, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers. After all Events of Default have been cured or waived and Issuer has delivered to the Collateral Trustee a certificate to that effect, the Collateral Trustee shall promptly cease exercising such voting and consensual rights and all such voting and consensual rights that such Pledgor would otherwise be permitted to retain pursuant to the terms of subclause (a)(i) of this Section 2.06 shall immediately revert to such Pledgor.
ARTICLE III

Security Interests in Personal Property
Section 3.01.    Security Interest.
(a)As security for the payment and performance in full of the Note Obligations, including the obligations of the Grantors under the Guaranty, each Grantor hereby collaterally assigns, mortgages and pledges to the Collateral Trustee, its successors and permitted assigns, for the benefit of the Noteholders, and hereby grants to the Collateral Trustee, its successors and permitted assigns, for the benefit of the Noteholders, a security interest (together with the security interest pledged pursuant to Section 2.01, the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties, wherever located, now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(i)all Accounts;
(ii)all Chattel Paper, including all Electronic Chattel Paper;
(iii)all Documents;
(iv)all Equipment and Fixtures;
(v)all General Intangibles, including, without limitation, all right, title and interest that any Grantor now has or later acquires in, to and under, the Specified Contracts;
(vi)all Goods;
(vii)all Instruments;
(viii)all Intellectual Property;
(ix)all Fixtures;
(x)all Inventory;
(xi)all Investment Property;
(xii)all cash, Cash Equivalents, Deposit Accounts and Securities Accounts;
(xiii)all Letters of Credit and Letter of Credit Rights;
(xiv)all Commercial Tort Claims reasonably expected to result in a recovery greater than $250,000;
(xv)all books and Records pertaining to the Article 9 Collateral; and
(xvi)to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that Article 9 Collateral shall not include any Excluded Property.
(b)Each Grantor hereby irrevocably authorizes the Collateral Trustee, for the benefit of the Noteholders, at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect or being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and, if applicable, any organizational identification number or incorporation number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide such information to the Collateral Trustee promptly upon request. The Collateral Trustee is further irrevocably authorized to file with the United States Patent and Trademark Office or the United States Copyright Office (or, in each case, any successor office thereof) such documents as may be necessary or advisable for the purpose of perfecting or confirming the Security Interest in Intellectual Property granted by each Grantor, with notice to each, but without the signature of any, Grantor (only if such signature cannot reasonably be obtained by the Collateral Trustee), and naming any Grantor or the Grantors as debtors and the Collateral Trustee as secured party.
(c)The Security Interest is granted as security only and shall not subject the Collateral Trustee or any Noteholder to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.
Section 3.02.    Representations and Warranties. Each Grantor, if applicable) represents and warrants to the Collateral Trustee and the Noteholders that:
(a)It has good record and marketable title to, license to use, or valid leasehold interests in, or easements or other limited property interests in, as applicable, the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder free and clear of all Liens, other than Permitted Liens, except to the extent that a failure to have such good record and marketable title to such Article 9 Collateral could not reasonably be expected to have a material adverse effect, and has all requisite power and authority to grant to the Collateral Trustee the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Security Agreement, without the consent or approval of any other Person except for the approvals and consents which have been duly obtained, taken, given or made and are in full force and effect;
(b)It has duly executed and delivered this Security Agreement. This Security Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity;
(c)Each of the Specified Contracts to which it is a party (i) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity and (ii) save as permitted by the Note Documents, has not been terminated, rescinded or revoked. It is in compliance in all material respects with the terms of each Specified Contract to which it is a party and no litigation or proceeding is pending or, to its knowledge, threatened in writing, against it for any breach or violation by it of the terms of such Specified Contract.
Section 3.03.    Covenants.
(a)Each Grantor agrees promptly (and, in any event, within thirty (30) days after the changes described in the following sub-clause (i), (ii), (iii) and (iv)) to notify the Collateral Trustee in writing of any change (i) in legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization or incorporation of any Grantor or (iv) in its organizational identification number (in the case of this clause (iv), to the extent an organizational identification number is required by applicable law to be disclosed on the UCC financing statements for such Grantor).
(b)Each Grantor shall, at its own expense, take commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons (other than holders of Permitted Liens), and take commercially reasonable actions as is reasonably necessary to remove any Lien (other than Permitted Liens) on the Collateral, and to defend the Security Interest of the Collateral Trustee in the Article 9 Collateral and the priority thereof against any Lien (other than Permitted Liens) that have priority as a matter of law and except as permitted by the Note Documents).
(c)At any time as requested by the Collateral Trustee, the Issuer shall deliver to the Collateral Trustee either (i) a certificate from an Officer of the Issuer certifying that there has been no change to the information in the Perfection Certificate since the date of the last certificate or Perfection Certificate Supplement, as applicable, delivered pursuant to this Section 3.03(c) or (ii) a supplemental perfection certificate (each, a “Perfection Certificate Supplement”) executed by the Issuer setting forth the relevant change to the information in the Perfection Certificate since such date.
(d)Subject, for the avoidance of doubt, to Sections (b) and (c) above, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Trustee may from time to time reasonably request to obtain, preserve, protect and perfect the Security Interest in Article 9 Collateral and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Security Agreement, the granting of the Security Interest in Article 9 Collateral and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral that is in excess of $250,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be pledged in accordance with Section 3.04(a) and delivered to the Collateral Trustee in accordance with Section 3.04(a), for the benefit of the Noteholders, duly endorsed in a manner reasonably satisfactory to the Collateral Trustee.
(e)At its option, the Collateral Trustee may (but shall not be obligated to), with five (5) Business Days’ prior written notice to Issuer, discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not constituting Permitted Liens or otherwise permitted by the Note

Documents, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Security Agreement or the other Note Documents and within a reasonable period of time after the Collateral Trustee has requested that it do so. Nothing in this clause shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Trustee or any Noteholder to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Note Documents.
(f)If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person, the value of which is in excess of $250,000, to secure payment and performance of an Account, which security interest is evidenced by an instrument in writing, such Grantor shall promptly, and in any event within thirty (30) days, collaterally assign such instrument evidencing such security interest to the Collateral Trustee for the benefit of the Noteholders. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.
(g)Each Grantor (rather than the Collateral Trustee or any Noteholder, unless otherwise expressly agreed to in writing) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Trustee and the other Noteholders from and against any and all liability for such performance to the extent set forth in Section 6.03.
(i)Subject, for the avoidance of doubt, to clause (v) below, each Grantor agrees to take, at its expense, such reasonable steps as it determines are appropriate in its reasonable business judgment in the United States Patent and Trademark Office, the United States Copyright Office and any other governmental authority located in the United States, to (x) maintain the validity and enforceability of any registered material Collateral owned by such Grantor in full force and effect, and (y) pursue the maintenance of or prosecution of each material Patent, Trademark, or Copyright registration or application, now or hereafter included in such Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of applications for renewal, the filing of affidavits under Sections 8 and 15 or the U.S. Trademark Act and the payment of maintenance fees.
(ii)Subject, for the avoidance of doubt, to clause (v) below, no Grantor shall knowingly do or authorize any act or knowingly omit to do any act whereby any Collateral consisting of material Intellectual Property owned by such Grantor may prematurely lapse, be terminated, or become invalid or unenforceable or abandoned (or in the case of a trade secret, becomes publicly known).

(iii)Subject, for the avoidance of doubt, to clause (v) below, each Grantor shall take commercially reasonable steps to preserve and protect each item of Collateral consisting of material Intellectual Property owned by such Grantor to the extent required under applicable law, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the material Trademarks, substantially consistent with the quality of the products and services as of the date hereof.
(iv)Each Grantor agrees that, should it obtain ownership of any Collateral consisting of Intellectual Property after the date hereof (“After-Acquired Intellectual Property”) (i) the provisions of this Security Agreement shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Collateral subject to the terms and conditions of this Security Agreement with respect thereto.
(v)Notwithstanding anything to the contrary contained herein, nothing in this Security Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Collateral to the extent permitted by the Indenture.
(h)Covenants Regarding Specified Contracts. Other than as permitted by the Note Documents, no Grantor shall amend, modify, supplement, novate, assign, terminate, rescind, revoke or waive any Material License or Material Contract (or any term or provision thereunder), or agree to do or accept any of the foregoing to the extent such action would be materially adverse to the Collateral Trustee or the Noteholders without the consent of the Collateral Trustee.
(i)Deposit Account Control Agreements.
(i)Subject to the terms of the Intercreditor Agreement, each Grantor shall (A) within ninety (90) days of the Issue Date and solely with respect to any account which does not constitute Excluded Property, obtain an authenticated Control Agreement from each bank maintaining a deposit account or securities account for such Grantor on the Issue Date and within such ninety (90) day period deliver to the Collateral Trustee evidence of such Control Agreement along with any reasonably requested related documentation, and (B) as of the Issue Date and anytime thereafter for so long as the Grantors shall be subject to the terms of this Security Agreement, within ninety (90) days of any Grantor opening a new deposit account or securities account which does not constitute Excluded Property obtain and authenticate a Control Agreement from the bank maintaining such account and deliver evidence to the Collateral Trustee of such Control Agreement along with any reasonably requested related documentation.
(ii)Notwithstanding anything to the contrary in this Section 3.03(i), any Control Account obtained by a Grantor shall be subject to the terms of the Indenture and the Intercreditor Agreement.

Section 3.04.    Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Trustee to enforce, the Security Interest in Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:
(a)Instruments. Except to the extent otherwise provided in Article II and not prohibited by the Intercreditor Agreement, if any Grantor shall at any time hold or acquire any Instruments (other than checks to be deposited in the ordinary course of business) constituting Collateral and evidencing an amount in excess of $250,000, such Grantor shall forthwith endorse, collaterally assign and deliver the same to the Collateral Trustee for the benefit of the Noteholders, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Trustee may from time to time reasonably request.
(b)Investment Property. Except to the extent otherwise provided in Article II and not prohibited by the Intercreditor Agreement, if any Grantor shall at any time hold or acquire any certificated securities constituting Collateral (x) issued by a Grantor or a wholly owned Subsidiary of Issuer directly owned by a Grantor or (y) evidencing an individual aggregate amount in excess of $250,000, such Grantor shall forthwith endorse, collaterally assign and deliver the same to the Collateral Trustee for the benefit of the Noteholders, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Trustee may from time to time reasonably request. Except to the extent otherwise provided in Section 2.04, if any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Collateral Trustee thereof and, at the Collateral Trustee’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Trustee, either (i) cause the issuer to agree to comply with instructions from the Collateral Trustee as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Trustee to become the registered owner of the securities.
(c)Intellectual Property. With respect to any After-Acquired Intellectual Property which constitutes Collateral that is a registered Patent (or a published application therefor), registered Trademark (or application therefor) or a registered Copyright which is registered or pending with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office and is not covered by any short form agreement in the form attached as Exhibit II hereto, previously signed and delivered to the Collateral Trustee, the applicable Grantor will promptly cooperate to enable the Collateral Trustee to make any necessary or reasonably desirable recordations with the United States Patent and Trademark Office and the United States Copyright Office (including, without limitation, providing any short form agreement in the form attached as Exhibit II in respect of such After-Acquired Intellectual Property that is necessary to make such recordations); provided, that any recordation shall only be made in accordance with and subject to the terms of the Intercreditor Agreement.
ARTICLE IV

Remedies

Section 4.01.    Remedies upon Default.
(a)Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Trustee, in addition to all rights and remedies hereunder, shall have the right to exercise any and all rights and remedies afforded to a secured party with respect to the Note Obligations under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Trustee forthwith, assemble all or part of the Collateral as directed by the Collateral Trustee and make it available to the Collateral Trustee at a place and time to be designated by the Collateral Trustee that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Trustee shall provide the applicable Grantor with notice thereof prior to such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, performing or complying with, or exercising any rights under, any Specified Contract; provided that the Collateral Trustee shall provide the applicable Grantor with notice thereof prior to or promptly after the exercise of such rights; (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Note Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Trustee shall deem appropriate and (v) cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Collateral Trustee, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Trustee shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained with the use of commercially reasonable efforts, which each Grantor hereby agrees to use at the reasonable request of the Collateral Trustee after the occurrence of an Event of Default that is continuing). The Collateral Trustee shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Trustee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have with respect to any public sale under any rule of law or statute now existing or hereafter enacted.
Section 4.02.    Application of Proceeds. The Collateral Trustee shall give the applicable Grantors ten (10) days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Trustee’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Trustee may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Trustee may (in its sole and absolute discretion) determine. The Collateral Trustee shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Trustee until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Trustee shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Security Agreement, any Noteholder may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Noteholder from any Grantor as a credit against the purchase price, and such Noteholder may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Trustee shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Trustee shall have entered into such an agreement all Defaults shall have been remedied and the Note Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Trustee may seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of its remedies, with respect to such appointment without prior notice or hearing as to such appointment. To the extent permitted by applicable law, any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.
(a)The Collateral Trustee shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with the provisions of Section 7.6 of the Indenture.
(b)The Collateral Trustee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Security Agreement. Upon any sale of Collateral by the Collateral Trustee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money therefor by the Collateral Trustee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Trustee or such officer or be answerable in any way for the misapplication thereof.
(c)In making the determinations and allocations required by this Section 4.02, the Collateral Trustee may conclusively rely upon information supplied by (i) the Collateral Trustee and (ii) the applicable Noteholders with respect to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Note Obligations, and the Collateral Trustee shall have no liability to any of the Noteholders for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Noteholder in any information so supplied. All distributions made by the Collateral Trustee pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Trustee shall have no duty to inquire as to the application by the Collateral Trustee of any amounts distributed to it.
(d)It is understood that the Note Parties will remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Note Obligations of the Note Parties.
Section 4.03.    Grant of Intellectual Property License. For the purpose of enabling the Collateral Trustee to exercise rights and remedies under this Security Agreement at such time as the Collateral Trustee shall be lawfully entitled to exercise such rights and remedies under this Security Agreement, each Grantor hereby grants to the Collateral Trustee a nonexclusive, irrevocable (subject to the last sentence of this Section 4.03) license (exercisable without payment of royalty or other compensation to any such Grantor) to, following the occurrence of an Event of Default which is continuing, use or, solely to the extent necessary to exercise such rights and remedies, sublicense any of the Collateral now owned or hereafter acquired by such Grantor that constitutes Intellectual Property and license rights included in the General Intangibles, and wherever the same may be located, and including in such license, solely to the extent necessary to exercise such rights and remedies, reasonable access to media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof; provided, however, that nothing in this Section 4.03 shall require any Grantor to grant any license if it does not have the right to do so or that is prohibited by any rule of law, statute or regulation or is prohibited by, or that would constitute a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For the purpose of enabling the Collateral Trustee to exercise remedies under this Security Agreement at such time as the Collateral Trustee shall be lawfully entitled to exercise such remedies under this Security Agreement, the Collateral Trustee shall have the right, but not the obligation, to bring suit in its own name to enforce the Intellectual Property Collateral of each Grantor and, if the Collateral Trustee shall commence any such suit, the appropriate Grantor shall, at the request of the

Collateral Trustee, do any and all lawful acts and execute any and all proper documents reasonably required by the Collateral Trustee in aid of such enforcement. The use of such license by the Collateral Trustee and its rights thereunder may be exercised, at the option of the Collateral Trustee, during the continuation of an Event of Default; provided that any permitted license, sublicense or other transaction entered into by the Collateral Trustee in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default, provided that it was entered into in accordance with the terms of this Security Agreement. For the avoidance of doubt, at the time of the release of the Lien as set forth in Section 6.13, the license granted to the Collateral Trustee pursuant to this Section 4.03 shall automatically and immediately terminate.
Section 4.04.    Securities Act, Etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances any disposition of the Pledged Collateral permitted hereunder may be subject to limitations under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”). Similarly, there may be other legal restrictions or limitations affecting the Collateral Trustee in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect (such Blue Sky or other state securities laws or similar laws as from time to time in effect being called the “State Securities Laws”, and, collectively, with the Federal Securities Law, the “Securities Laws”). Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Collateral Trustee if the Collateral Trustee were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Each Grantor acknowledges and agrees that any such sale that is subject to the Securities Laws might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.
Section 4.05.    Limitation on Duty of the Collateral Trustee. The powers conferred on the Collateral Trustee under this Security Agreement are solely to protect the Collateral Trustee’s interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Without limiting the foregoing, the Collateral Trustee and any of its representative shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in their possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Trustee or any of its representative, in its individual capacity, accords its own property, it being understood and agreed that neither any Noteholder nor any such representative shall have any responsibility for taking any necessary steps (other than steps taken in accordance with the standard of care set forth above) to protect, preserve or exercise rights against any Person with respect to any Collateral and the Collateral Trustee shall be relieved of all responsibility for the Collateral upon surrendering same to the applicable Grantor. Nothing in this Security Agreement shall be construed to subject the Collateral Trustee or any Noteholder to liability as an owner of any Collateral, nor shall the Collateral Trustee or any Noteholder be deemed to have assumed any obligations under any agreement or instrument included as Collateral, unless and until in each case the Collateral Trustee enforces its rights hereunder in such a manner as to actually take ownership of such Collateral pursuant to a foreclosure or similar action.

Notwithstanding anything to the contrary in this Article IV or otherwise contained herein, all rights of the Collateral Trustee under Article IV shall be subject to the terms and conditions of the Intercreditor Agreement.
ARTICLE V

Subrogation and Subordination
Section 5.01.    Contribution and Subrogation. Each Grantor (a “Contributing Party”) agrees (subject to Section 5.02) that, in the event assets of any other Grantor (the “Claiming Party”) shall be sold pursuant to any Note Documents to satisfy any portion of the Note Obligations, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Grantor becoming a party hereto pursuant to Section 6.15, the date of the Security Agreement Supplement executed and delivered by such Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.
Section 5.02.    Subordination.
(a)Notwithstanding any provision of this Security Agreement to the contrary, all rights of the Grantors under Section 5.01 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Note Obligations (other than contingent indemnification obligations not yet accrued and payable). No failure on the part of any Grantor to make the payments required by Section 5.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.
(b)Each Grantor whose Subsidiary is the holder of Indebtedness payable by any Grantor, agrees on behalf of such Subsidiary that all such Indebtedness owed by a Grantor to such Subsidiary shall be fully subordinated to the payment in full in cash of the Note Obligations (other than contingent indemnification obligations not yet accrued and payable); provided that this Section 5.02(b) shall not prohibit any payments or distributions permitted by the Note Documents.
ARTICLE VI

Miscellaneous
Section 6.01.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 14 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Issuer. All communications and notices hereunder to any Noteholder shall be given to it in care of the Collateral Trustee as provided in Section 14 of the Indenture.

Section 6.02.    Waivers; Amendment.
(a)No failure or delay by the Collateral Trustee or any Noteholder in exercising any right or power hereunder or under any other Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Trustee and the Noteholders hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Security Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Note shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Trustee or any Noteholder may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.
(b)Neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Trustee and the Grantor or Grantors, with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with the Note Documents.
Section 6.03.    Collateral Trustee’s Fees and Expenses; Indemnification.
(a)The Grantors agree that the Collateral Trustee shall be entitled to reimbursement of its reasonable out-of-pocket expenses as provided in Section 11.15 of the Indenture as if such section was set out in full herein and references to “the Issuer” therein were references to each Grantor hereunder.
(b)Without limitation of its indemnification obligations under the other Note Documents, the Issuer and each other Grantor agrees to indemnify the Collateral Trustee and its directors, officers, employees and shareholders (the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Security Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the transactions contemplated by this Security Agreement or the other Note Documents (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of this Security

Agreement by such Indemnitee or one of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Issuer, any other Grantor or any of their Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an agent or lead arranger or similar role under the Note Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)).
(c)Any such amounts payable as provided hereunder shall be additional Note Obligations secured hereby and by the other Note Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Security Agreement or any other Note Document, the consummation of the transactions contemplated hereby, the repayment of any of the Note Obligations, the invalidity or unenforceability of any term or provision of this Security Agreement or any other Note Document, or any investigation made by or on behalf of the Collateral Trustee or any other Noteholder. All amounts due under this Section 6.03 shall be payable within ten (10) days of written demand therefor.
Section 6.04.    Successors and Assigns. Whenever in this Security Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Trustee that are contained in this Security Agreement shall bind and inure to the benefit of their respective successors and assigns.
Section 6.05.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in the Note Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Security Agreement or any other Note Document shall be considered to have been relied upon by the Noteholders and shall survive the execution and delivery of the Note Documents and the issuance of the Notes, regardless of any investigation made by any Noteholder on its behalf and notwithstanding that the Collateral Trustee or any Noteholder may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Indenture, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under any Note Document is outstanding and unpaid.
Section 6.06.    Counterparts; Effectiveness; Several Agreement.
(a)This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Security Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Security Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Trustee and a counterpart hereof shall have been executed on behalf of the Collateral Trustee, and thereafter shall be binding upon such Grantor and the Collateral Trustee and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Trustee and the Noteholders and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be null and void) except as expressly contemplated by this Security Agreement or the Note Documents. This Security Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
(b)Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile, electronic mail (e.g., “pdf’ or “tif”) or any other electronic means complying with the U.S. federal ESIGN Act of 2000 or the New York State Electronic Signatures and Records Act or other transmission method shall be effective as delivery of a manually executed counterpart of this Security Agreement and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Security Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Security Agreement and any document to be signed in connection with this Security Agreement and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, deliveries or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Security Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
Section 6.07.    Severability. If any provision of this Security Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Security Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 6.08.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Noteholder, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Noteholder or any such Affiliate, to or for the credit or the account of the Issuer or any other Grantor against any and all of the obligations of the Issuer or any other Grantor now or hereafter existing under this Security Agreement or any other Note Document to such Noteholder or its respective Affiliates, irrespective of whether or not such Noteholder or Affiliate shall have made any demand under this Security Agreement or any other Note Document and although such obligations of the Issuer or any other Grantor may be owed to a branch office or Affiliate of such Noteholder different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Noteholder and their respective Affiliates under this Section 6.08 are in addition to other rights and remedies (including other rights of setoff) that such Noteholder or its respective Affiliates may have. Each Noteholder agrees to notify the Issuer and the Collateral Trustee promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 6.09.    Governing Law; Jurisdiction.
(a)This Security Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Security Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)The Issuer irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Collateral Trustee, any Noteholder, or any related party of the foregoing in any way relating to this Security Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or in any other Note Document shall affect any right that the Collateral Trustee or any Noteholder may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Note Document against the Issuer or its properties in the courts of any jurisdiction.
Section 6.10.    WAIVERS.
(a)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(b)WAIVER OF DEFENSE OF ILLEGALITY. EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY DEFENSE BASED ON FEDERAL LAW OR THAT THE TRANSACTIONS CONTEMPLATED BY THIS SECURITY AGREEMENT ARE VOID AS AGAINST PUBLIC POLICY OR BASED ON ILLEGALITY UNDER FEDERAL LAW, INCLUDING WITHOUT LIMITATION ANY FEDERAL MARIJUANA LAWS.
Section 6.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Security Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Security Agreement.
Section 6.12.    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 6.01. Each Grantor (i) irrevocably appoints the Issuer, as its authorized agent on which legal process may be served in any action, suit or proceeding brought in any in any court referred to in Section 6.09, (ii) agrees that service of process in respect of it upon such agent, together with written notice of such service given to it in the manner provided for notices in Section 6.01, shall be deemed to be effective service of process upon it in any such action, suit or proceeding and (iii) agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, each Grantor agrees to irrevocably appoint another such agent on terms acceptable to the Collateral Trustee). Nothing in this Security Agreement or any other document executed in connection herewith will affect the right of any party hereto to serve process in any other manner permitted by applicable law or to obtain jurisdiction over any party or bring actions, suits or proceedings against any party in such other jurisdictions, and in such matter, as may be permitted by applicable law.
Section 6.13.    Security Interest Absolute. All rights of the Collateral Trustee hereunder, the Security Interest, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability any other Note Document, any agreement with respect to any of the Note Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Note Obligations, or any other amendment or waiver of or any consent to any departure from the Note Documents or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Note Obligations, (d) any other circumstance that might otherwise constitute a defense (other than defense of payment or performance) available to, or a discharge of, any Grantor in respect of the Note Obligations or this Security Agreement or (e) any illegality under federal laws, including without limitation, any federal marijuana laws. The Security Interests purported to be granted by the Grantors in the Collateral hereunder, and the rights and remedies of the Collateral Trustee hereunder, are subject to the requirements of applicable laws, and the Grantors make no representation or warranty regarding any restriction or condition which may apply under applicable law with respect to any item of Collateral or the enforcement by the Collateral Trustee of its rights in the Collateral hereunder.
Section 6.14.    Termination or Release.
(a)This Security Agreement, the Security Interest and all other security interests granted hereby shall automatically terminate with respect to all Note Obligations in accordance with the Note Documents upon the payment in full of all Note Obligations (other than contingent indemnification obligations not yet accrued and payable).
(b)Upon (i) any Asset Sale by any Grantor of any Collateral that is permitted under the Note Documents to any Person other than any other Grantor, (ii) the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to the Note Documents, or (iii) with respect to any Collateral owned by a Grantor, the release of such Grantor from its obligations under the Guaranty pursuant to the terms of the Guaranty, in each case, the security interest granted hereunder in such Collateral shall be automatically released; provided that, with respect to the sales or transfer contemplated at clause (i) of this Section 6.14(b), the Security Interest shall attach to the Proceeds thereof.
(c)In connection with any termination, release or subordination pursuant to clauses (a) or (b) of this Section 6.14, the Collateral Trustee shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 6.14 shall be without recourse to or warranty by the Collateral Trustee.
(d)At any time that the respective Grantor desires that the Collateral Trustee take any of the actions described in the immediately preceding clause (c), it shall, upon request of the Collateral Trustee, deliver to the Collateral Trustee a certificate of an Officer of Issuer certifying that the release of the respective Collateral is permitted pursuant to clauses (a) or (b) of this Section 6.14. The Collateral Trustee shall have no liability whatsoever to any Noteholder as the result of any release of Collateral by it as permitted (or which the Collateral Trustee in good faith believes to be permitted) by this Section 6.14.
Section 6.15.    Additional Grantors. Any Person required to become party to this Security Agreement pursuant to Section 6.13 of the Indenture may do so by executing and delivering a Security Agreement Supplement and such Person shall become a Grantor applicable hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
Section 6.16.    Collateral Trustee Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Trustee the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Security Agreement and taking any action and executing any instrument that the Collateral Trustee may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until termination of this Security Agreement in accordance with Section 6.14(a)) and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Trustee shall have the right, upon the occurrence and during the continuance of an Event of Default and (other than after an Event of Default under Section 7.1(a), (b), (i) or (j) of the Indenture) notice by the Collateral Trustee to the Issuer of its intent to exercise such rights, with full power of substitution either in the Collateral Trustee’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Trustee; (h) to use, sell, assign, vote, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Security Agreement, as fully and completely as though the Collateral Trustee were the absolute owner of the Collateral for all purposes and (i) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance, indorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Trustee to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Trustee, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Trustee and the Noteholders shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or material breach of this Security Agreement or willful misconduct or that of any of their controlled Affiliates or any of the directors, officers, employees, advisors, agents or members of any of the foregoing (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision).
Section 6.17.    General Authority of the Collateral Trustee. By acceptance of the benefits of this Security Agreement and any other Note Documents, each Noteholder (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Trustee as its agent hereunder and under such other Note Documents, (b) to confirm that the Collateral Trustee shall have the authority to act as the exclusive agent of such Noteholder for the enforcement of any provisions of this Security Agreement and such other Note Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Security Agreement or any other Security Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Security Agreement or any other Security Document and (d) to agree to be bound by the terms of this Security Agreement and any other Note Documents.
Section 6.18.    Savings Provisions. Notwithstanding anything to the contrary herein or in any other Note Document, the maximum liability of each Grantor under this Security Agreement and under the other Note Document shall not exceed an amount equal to the largest amount that would not render such Grantor’s obligations hereunder and under such other Note Documents subject to avoidance under Section 548 of the Bankruptcy Code or any equivalent provision of any other debtor relief law, in all cases before taking into account any liabilities of such Grantor under any debt, guarantee or security document that is not a Note Document.
[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Security Agreement as of the date first above written above by their respective officers thereunto duly authorized.

ASCEND WELLNESS HOLDINGS, INC.,
as a Grantor

By: /s/ John Hartmann
Name:    John Hartmann
Title:    Chief Executive Officer

REVOLUTION CANNABIS-BARRY, LLC
CHICAGO ALTERNATIVE HEALTH CENTER, LLC
MOCA LLC
HEALTHCENTRAL, LLC
THE HOMECOMING GROUP, LLC
ASCEND MASS, LLC
MASSGROW, LLC
FPAW MICHIGAN, LLC
BCCO, LLC
OHIO CANNABIS CLINIC LLC
ASCEND NEW JERSEY, LLC
STORY OF PA CR, LLC
ASCEND MARYLAND, LLC,

each as a Grantor

By: /s/ John Hartmann
Name:    John Hartmann
Title:    Authorized Signatory

[Signature Page to Pledge and Security Agreement]

ASCEND MASS, INC.
ASCEND ILLINOIS HOLDINGS, LLC
ASCEND ILLINOIS, LLC
MASSGROW, INC.
AWH PENNSYLVANIA, LLC
ASCEND WELLNESS HOLDINGS, INC.
FPAW MICHIGAN 2, INC.,

each as a Pledgor

By: /s/ John Hartmann
Name:    John Hartmann
Title:    Authorized Signatory

[Signature Page to Pledge and Security Agreement]

ODYSSEY TRUST COMPANY,
in its capacity as Collateral Trustee
By: /s/ Brett Higgs
Name: Brett Higgs
Title: Senior Director, Corporate Trust

By: /s/ Rachel Wales
Name: Rachel Wales
Title: Director, Corporate Trust

[Signature Page to Pledge and Security Agreement]

Schedule I
PERFECTION CERTIFICATE

[Attached]

EXHIBIT I TO
SECURITY AGREEMENT
FORM OF SECURITY AGREEMENT SUPPLEMENT
This SECURITY AGREEMENT SUPPLEMENT NO. [●] (this “Supplement”), dated as of [●], to the Security Agreement dated as of July 16, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Security Agreement”) among the Grantors as defined therein and Odyssey Trust Company, as indenture trustee and collateral trustee (in such capacities and together with its successors in such capacities, the “Collateral Trustee”) for the benefit of the holders of notes (each a “Noteholder” and, collectively, the “Noteholders”) issued pursuant to the Indenture (as hereinafter defined).
A.Reference is made to that certain Trust Indenture dated as of July 16, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Indenture”), by and between Ascend Wellness Holdings, Inc., a Delaware corporation (the “Issuer”) and the Collateral Trustee.
B.Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Note Documents referred to therein.
C.The Grantors have entered into the Security Agreement in order to induce the Noteholders to purchase the Notes. Section 6.15 of the Security Agreement provides that certain Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Note Documents to become a Grantor under the Security Agreement in order to induce the Noteholders to purchase the Notes under the terms of the Indenture.
Accordingly, the Collateral Trustee and the New Grantor agree as follows:
Section 1.In accordance with Section 6.15 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Note Obligations does hereby create and grant to the Collateral Trustee, its successors and assigns, for the benefit of the Noteholders, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 2.The New Grantor represents and warrants to the Collateral Trustee and the other Noteholders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by debtor relief laws and by general principles of equity.
Section 3.This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Trustee shall have received a counterpart of this Supplement that bears the signature of the New Grantor, and the Collateral Trustee has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication (including “.pdf’ or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Supplement.
Section 4.The New Grantor hereby represents and warrants that set forth on the Perfection Certificate Supplement attached hereto is (a) a true and correct schedule of the Pledged Collateral and (b) the true and correct legal name of the New Grantor, its jurisdiction of formation, the location of its chief executive office and its organization identification number (solely to the extent that such organization identification number is required by applicable law to be disclosed on the UCC financing statements for such Grantor).
Section 5.Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
Section 6.THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 7.In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8.All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.
Section 9.The New Grantor agrees to reimburse the Collateral Trustee for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Trustee in accordance with the terms of the Note Documents.
[Remainder of page left blank intentionally; signature pages follow]

IN WITNESS WHEREOF, the New Grantor and the Collateral Trustee have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By: ________________________________
Name:
Title:

ODYSSEY TRUST COMPANY,
in its capacity as Collateral Trustee
By: ________________________________
Name:
Title:

By: ________________________________
Name:
Title:

EXHIBIT II TO
SECURITY AGREEMENT
FORM OF SHORT FORM
INTELLECTUAL PROPERTY SECURITY AGREEMENT
This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “IP Security Agreement”) is entered into as of [●], by each of the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Odyssey Trust Company, in its capacity as indenture trustee and collateral agent (in such capacity and together with its successors in such capacity, the “Collateral Trustee”) for the benefit of the holders of the Noteholders pursuant to that certain Trust Indenture, dated as of the date hereof (the “Indenture”), by and among Ascend Wellness Holdings, Inc., a Delaware corporation (the “Issuer”) and the Collateral Trustee. Unless otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge and Security Agreement (as hereinafter defined).
Reference is made to (i) that certain Pledge and Security Agreement, dated as of the date hereof (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), among the Grantors party thereto and the Collateral Trustee, and (ii) the Intercreditor Agreement.
WHEREAS, the Issuer has duly authorized the issuance of the Notes (as defined in and in accordance with the terms set forth in the Indenture) to be held by certain noteholders (each a “Noteholder” and, collectively, the “Noteholders”);
WHEREAS, in connection with the Indenture, the Grantors have entered into the Pledge and Security Agreement; and
WHEREAS, under the terms of the Pledge and Security Agreement, and consistent with the terms of the Indenture and the First Lien Intercreditor Agreement, each Grantor has granted to the Collateral Trustee, for the ratable benefit of the Noteholders, a lien on and security interest in, among other property constituting Collateral, the Intellectual Property Collateral of each Grantor, as applicable, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
SECTION 1.Grant of Security. As security for the prompt and complete payment or performance, as the case may be, in full of the secured Obligations, each Grantor, pursuant to the Pledge and Security Agreement and subject to the terms of the First Lien Intercreditor Agreement, did and hereby does pledge, collaterally assign, mortgage and grant to the Collateral Trustee for the ratable benefit of the Noteholders, a continuing security interest in all of its right, title and interest in, to or under all of the following assets, whether now owned or at any time hereafter acquired by or arising in favor of such Grantor and regardless of where located (collectively, the “IP Collateral”):
A.    all Trademarks (as defined in the Pledge and Security Agreement), including Trademarks for which applications are pending in the United States Patent and Trademark Office, as set forth in Schedule A hereto, together with the good will associated therewith;
B.     all Patents (as defined in the Pledge and Security Agreement), including Patents for which applications are pending in the United States Patent and Trademark Office, as set forth in Schedule B hereto, together with the good will associated therewith;
C.    all Copyrights (as defined in the Pledge and Security Agreement), including Copyrights for which applications are pending in the United States Copyright Office, as set forth in Schedule C hereto, together with the good will associated therewith; and
D.    all proceeds of the foregoing;
in each case to the extent the foregoing items constitute Collateral.
SECTION 2.Security for Obligations. The grant of a security interest in the IP Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Obligations and that would be owed by such Grantor to any Noteholder but for the fact that such Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.
SECTION 3.Recordation. This IP Security Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. Each Grantor authorizes and requests that the Commissioner for Trademarks and the Commissioner for Copyrights, as applicable, record this IP Security Agreement.
SECTION 4.Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 5.Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Pledge and Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Trustee with respect to the IP Collateral are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this IP Security Agreement and the terms of the Pledge and Security Agreement, the terms of the Pledge and Security Agreement shall govern.
SECTION 6.GOVERNING LAW. Section 6.09 of the Pledge and Security Agreement (Governing Law; Jurisdiction) is hereby incorporated by reference, mutatis mutandis.
SECTION 7.Severability. Section 6.07 of the Pledge and Security Agreement (Severability) is hereby incorporated by reference, mutatis mutandis.
SECTION 8.Assignment and Enurement. Section 6.04 of the Pledge and Security Agreement (Successors and Assigns) is hereby incorporated by reference, mutatis mutandis.
[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

ASCEND WELLNESS HOLDINGS, INC.,
as Grantor

By: ________________________________
Name:
Title:

[    ]

By: ________________________________
Name:
Title:

[Signature Page to Intellectual Property Security Agreement]

ACCEPTED AND AGREED:
ODYSSEY TRUST COMPANY,
in its capacity as Collateral Trustee

By: ______________________________
Name:
Title:

By: ______________________________
Name:
Title:

SCHEDULE A

Trademark Registrations and Trademark Applications

Record Owner / Grantor	Appl. No.	Trademark No.	Issue Date

SCHEDULE B
Patent Registrations and Patent Applications

Record Owner / Grantor	Appl. No.	Patent No.	Issue Date

SCHEDULE C
Copyright Registrations and Copyright Applications

Registered Owner / Grantor	Title of Work	Patent No. | Appl. No.	Issue Date